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                                                                  Exhibit 99

[ZOLTEK logo]


FOR IMMEDIATE RELEASE                              NASDAQ NMS SYMBOL: "ZOLT"
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                         ZOLTEK REPORTS LARGEST EVER
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                  COMMERCIAL CARBON FIBER SUPPLY AGREEMENT
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         ST. LOUIS, MISSOURI -- DECEMBER 16, 2004 -- Zoltek Companies Inc.
today announced that it has concluded a long-term strategic supply agreement with Vestas Wind Systems AS, of Denmark, the world's largest producer of wind turbine generators. Under the agreement, Zoltek expects to provide Vestas with $80-to-$100 million worth of carbon fiber and carbon fiber materials over the first three years, for the manufacture of rotor blades for wind turbine generators.

         "We are thrilled to be aligned with Vestas, the world leader in the manufacture of wind turbines and the rotor blades that power them," said Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer. "The generation of electricity through wind energy is a growth business - especially in Europe - and carbon fiber is now recognized as the only material that will do the job in supporting the development of bigger and more powerful generators."

         The agreement follows extensive testing and qualification work in Europe. Vestas has notified Zoltek that its Panex 35 carbon fiber has been fully approved and certified for use in all internal processes for producing rotor blades.

         Rumy added that Zoltek is now shipping significant quantities of carbon fiber for the wind energy industry and the Company expects that sales volume for wind energy applications will accelerate in the coming six months and thereafter due to rapid growth in demand. Worldwide, generation of electricity through wind energy is increasing nearly 20% per year, and it is increasing at an even faster rate in some regions of the world.

         "This agreement represents the culmination of three years of extensive work in supporting the testing and qualification of our material with European customers and partners," noted Tim McCarthy, Vice President Sales and Marketing. "European companies are in the forefront of the design, building and deployment of the most powerful and efficient wind turbines. So this is where the action is and this is where we want to be as the lead supplier of the critical enabling material for all future growth."


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[ZOLTEK logo]

Zoltek Reports Largest Ever Commercial Carbon Fiber Supply Agreement
Page 2
December 16, 2004

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         In order to meet demand for carbon fibers for wind energy and other commercial carbon fiber applications, Zoltek has undertaken a three-phase capacity expansion program. First, Zoltek has initiated the start-up of the five installed lines at its Abilene, Texas facility and activated sufficient precursor capacity to support all of the Company's carbon fiber capacity, which are scheduled to be fully operational in the first quarter of calendar 2005. Second, Zoltek plans to add two new carbon fiber lines and add sufficient precursor capacity at the Company's Hungarian facility by mid-2005. The third phase of the expansion program calls for a doubling of the carbon fiber and precursor capacity levels after the second phase, to be operational in 2006.

                      FOR FURTHER INFORMATION CONTACT:

                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit, which the Company is pursuing plans to exit, markets acrylic fibers, nylon products and industrial materials.


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